DocuSign Envelope ID: D565D7F7-1268-47FD-947F-9E8C2D140440
CIRRUS LOGIC, Inc., 800 W. Sixth St, Austin, TX 78701
Tel: (512) 851-4000 www.cirrus.com

March 28, 2022 Venk Nathamuni Dear Venk:
We are pleased to extend to you an offer of employment with Cirrus Logic, including as applicable, Cirrus Logic, Inc and its subsidiaries and Affiliates (“Cirrus Logic”), in the position of Chief Financial Officer reporting to our CEO John Forsyth beginning April 18, 2022. Your starting salary will be $17,307.69 paid bi-weekly, which is equivalent to $450,000.00 annually.

You will be eligible to participate in Cirrus Logic’s Management and Key Individual Contributor Incentive Plan. Under this plan, you are eligible for a semi-annual target bonus payout of thirty-seven point five percent (37.5%) of your base salary at 100% performance. For the first bonus period following your hire date with the company, you will be eligible for a pro-rated bonus based upon the number of calendar days employed during the plan cycle. Payment of any bonus is dependent upon the company meeting certain financial and operational goals along with other terms and conditions in the Incentive Plan, which is available for your review upon request. You will also be eligible to participate in our Executive Severance and Change of Control Plan, which is likewise available for your review upon request.

The Compensation and Human Resources Committee of our Board of Directors has approved that you be granted
$850,000.00 of stock options of Cirrus Logic, Inc. Common Stock, with 1/4 of the shares vesting after the first year, and 1/36 of the remaining shares vesting monthly thereafter. You will also be granted $850,000.00 of restricted stock units with 1/3 of the shares vesting annually over three years, and $300,000.00 of performance-based restricted stock units (“PBRSUs”) with a three-year cliff vesting schedule. The number of PBRSU shares that ultimately vest after three years may range from 0 to 200% of the target number of shares, depending on the Company’s performance over that three-year period. We expect that your equity will be granted on the Company’s next monthly grant date following the date you begin employment. Our monthly grant dates are currently scheduled for the first Wednesday of each calendar month.

You will receive a hiring bonus of $150,000.00, less all applicable taxes and deductions, to be paid with your first payroll check after you begin employment. Your hiring bonus will be subject to the Company’s standard practice of requiring a pro-rated repayment should you voluntarily terminate your employment; take a personal leave of absence in excess of three (3) months; or are involuntarily terminated for reasons other than a reduction in force within twenty-four (24) months of your date of hire, with the repayment obligation reduced by 1/24 for each completed month of service.

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DocuSign Envelope ID: D565D7F7-1268-47FD-947F-9E8C2D140440

You are also entitled to receive reimbursement for certain relocation and temporary housing expenses incurred up to a total of $250,000.00. This relocation reimbursement will be subject to the Company’s standard practice of requiring a pro-rated repayment should you voluntarily terminate your employment; take a personal leave of absence in excess of three (3) months; or are involuntarily terminated for reasons other than a reduction in force within twenty-four (24) months of your date of hire, with the repayment obligation reduced by 1/24 for each completed month of service.

Cirrus Logic will use your industry experience for the limited purpose of determining your annual Personal Time Off (PTO) accrual rate. PTO includes time off for any reason, including vacation and sick days. Based on your prior experience, you are entitled to 27 days of PTO annually, which will accrue at the rate of 8.31 hours bi-weekly.

Cirrus Logic makes available to its employees a generous benefits package that includes competitive medical, dental, life and vision insurance programs, as well as other benefits including group term life insurance, long-term and short- term disability insurance, a 401(k) plan supplemented by Company matching contributions, and paid vacations and holidays. A brief summary of our benefits program is available for your review upon request.

This offer of employment is contingent upon your ability to provide and maintain all of the following:

1.Proper documentation showing you have the legal right to work in the United States;
2.Signed copy of this offer letter and the return of any standard, associated materials;
3.Successful completion of background, employment history, educational verifications and reference checks; and
4.If requested, proof of graduation, by submission of an official final transcript or photocopy of your diploma. If you are unable to provide proof of degree completion, contact your recruiter for discussion prior to start your date.

All verifications must be completed no less than 5 business days prior to your employment start date.

Cirrus Logic is an at-will employer. Nothing in this offer is intended to depart from the at-will employment status applicable to all Cirrus Logic employees nor should any language in this offer be misunderstood to suggest that there will be any definite duration for your anticipated employment with Cirrus Logic.

To accept this offer of employment, please sign below and in the appropriate places on the following pages, note your start date in the space provided, and submit your acceptance. Upon acceptance we will follow up with you regarding additional logistical details.

This offer of employment expires: April 1, 2022

The creative ability and dedication of our employees continues to enable us to set new standards. As a result of our recent discussions with you, we are confident you possess these same qualities and that your contribution will be significant. We look forward to your acceptance of our offer of employment and very much want you to join our team.

Sincerely,

John Forsyth
President and Chief Executive Officer

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DocuSign Envelope ID: D565D7F7-1268-47FD-947F-9E8C2D140440

I am pleased to accept your offer of employment as outlined.

    March 31, 2022 | 10:56 AM PDT
Signature    Date Signed

April 18, 2022
Start Date (Must be a Monday)

Please contact John Forsyth to confirm your orientation date.

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